Exhibit 10.1

THE COMPANY HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS.  ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION.  OMITTED PORTIONS ARE INDICATED IN THIS EXHIBIT WITH “[*]”.

CONFIDENTIAL PATENT PURCHASE AGREEMENT

This CONFIDENTIAL PATENT PURCHASE AGREEMENT (“Agreement”) is entered into on July 10, 2013 (“Effective Date”), by and between Spherix Incorporated, a Delaware corporation with an office at 7927 Jones Branch Drive, Tysons Corner, VA 22102 (the “Company” or the “Purchaser”), and Rockstar Consortium US LP, a Delaware limited partnership having a primary place of business at Legacy Town Center 1, 7160 N. Dallas Parkway, Suite 250, Plano, Texas 75024 (“Seller”).

RECITALS

WHEREAS,  Seller owns certain Patents (defined below) and wishes to sell to Purchaser its entire right, title and interest in such Patents, the causes of action to sue for infringement thereof, and all such other legal rights in respect of the Patents as are held by the Seller; and

WHEREAS,  Purchaser wishes to purchase such Patents free and clear of any restrictions, liens, claims or encumbrances, except as specified herein.

NOW IT IS THEREFORE RESOLVED, that in consideration for the mutual covenants contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as set forth herein.

AGREEMENT

1. Definitions

“Action” means any action, claim, suit, arbitration, litigation, proceeding or governmental investigation.

“Affiliate” means, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person.  For purposes of this Agreement, “control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings).

“Common Stock” shall have the meaning ascribed to it in Section 2.4(b).

“Cumulative Participation Income” means for any particular calendar quarter, the sum of the Participation Income for such calendar quarter plus the Participation Income for each calendar quarter beginning with the quarter in which the Closing occurs through and including the calendar quarter immediately prior to the calendar quarter in question (inclusive of all calendar quarters in between).  For greater certainty, in calculating the Participation Income for a quarter, if the Cumulative Participation Threshold is passed during a quarter, the then-current Participation Percentage shall apply to Cumulative Participation Income up to the point such threshold is achieved and the higher Participation Percentage shall apply to amounts of Cumulative Participation Income exceeding such threshold during such quarter.

“Due Diligence Period” means the period beginning on June 24, 2013 and ending ten (10) days from the Effective Date.

“Encumbrances” means all claims, conditional sales agreements, Liens, licenses, rights to renew or extend such licenses, rights of first refusal, options, covenants, non-assertions, immunities or releases.

“Deductible Purchaser Expenses,” for any particular calendar quarter, means (i) all out-of-pocket costs incurred by the Purchaser or its Affiliates where such costs are incurred from the assertion and/or litigation of the Patents, including, payments to outside counsel, consultants, experts, and other litigation vendors plus (ii) subject to Section 6.2, repayment of any loans or other funding sources, if any, received by Purchaser for the sole purpose of asserting and/or litigating the Patents.

“Liens” means all liens, pledges, charges, claims, security interests, purchase agreements, options, title defects, restrictions on transfer or other limitations on use of any nature whatsoever, whether consensual, statutory or otherwise.

“Nortel” means Nortel Networks Limited and its Affiliates.

“Participation Income” for any particular calendar quarter means Purchaser’s consolidated gross revenues received for such quarter as a result of the licensing of any of the Patents minus the Deductible Purchaser Expenses.  All calculations of “Participation Income” shall be made in accordance with U.S. generally accepted accounting principles as in effect from time to time.

“Participation Percentage” for any particular calendar quarter means (i) zero percent if the Cumulative Participation Income is less than or equal to the Purchaser’s Initial Return, (ii) thirty percent (30%) if the Cumulative Participation Income is greater than Purchaser’s Initial Return but less than or equal to $50 million, (iii) forty percent (40%) if the Cumulative Participation Income is greater than $50 million but less than or equal to $100 million, (iv) fifty percent (50%) if the Cumulative Participation Income is greater than $100 million but less than or equal to $500 million, (v) sixty percent (60%) if the Cumulative Participation Income is greater than $500 million but less than or equal to $1 billion, and (vi) seventy percent (70%) if the Cumulative Participation Income is greater than $1 billion.  In calculating the Participation Income for a quarter, if the above noted Cumulative Participation Threshold is passed during a quarter, the then-current Participation Percentage shall apply to Cumulative Participation Income up to the point such threshold is achieved and the higher Participation Percentage shall apply to amounts of Cumulative Participation Income exceeding such threshold during such quarter

“Patents” means (a) all patents and patent applications listed in Exhibit B hereto; (b) all patents related to the patents and patent applications listed in Exhibit B via a terminal disclaimer; and (c) the inventions, discoveries and improvements described or claimed in any or all of the foregoing.

“Purchaser’s Initial Return” means the Fixed Consideration Amount paid to Seller (including any amounts paid to defend any Inter Partes Review or similar proceeding as set forth in Section 2.4(c)) as set forth in Section 2.4 plus one hundred percent (100%) of such Fixed Consideration Amount.

“Person” means a person, corporation, partnership, limited liability company, joint venture, trust or other entity or organization.

“Trading Day” means a day on which the Common Stock is traded on a Trading Market.

“Trading Market” means whichever of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, OTC Bulletin Board or the OTC Markets, (or any successors to any of the foregoing), on which the Common Stock is listed or quoted for trading on the date in question.

“Rider” shall have the meaning ascribed to it in Section 2.4(b).

2. Transfer

2.1 Patent Assignment.  Upon the terms and subject to the conditions set forth in this Agreement, at the closing of the transactions contemplated by this Agreement (the “Closing”), Seller shall and hereby does sell, assign, transfer and convey to Purchaser any and all right, title and interest it has in and to the Patents, including without limitation, all rights and interests of Seller to sue for past, present and future infringement, to collect royalties under such Patents, to prosecute all existing Patents worldwide, to apply for additional Patents worldwide and to have Patents issue in the name of Purchaser.

2.2 Assignment of Causes of Action.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall and hereby does sell, assign, transfer and convey to Purchaser any and all right, title and interest it has in and to all causes of action and enforcement rights, whether known, unknown, currently pending, filed, or otherwise, for the Patents, including without limitation all of Seller’s rights and interests to pursue damages, injunctive relief and other remedies for past, current and future infringement of the Patents (the “Causes of Action”).

2.3 Limitations Regarding Prior Encumbrances.  Purchaser acknowledges and agrees that rights of Seller in the Patents, and, accordingly, the assignment of the Patents to Purchaser hereunder are subject to the rights granted in the Identified Encumbrance Agreements.  “Identified Encumbrance Agreements” means (a) those licenses and other agreements granting rights in and/or to the Patents entered into by Nortel which (i) survived the bankruptcy of Nortel, and (ii) have not subsequently expired or otherwise been terminated; and (b) those licenses granted by Nortel to certain partners of Rockstar Bidco LP at the time of the Nortel Auction Process.  “Nortel Auction Process” means the court-administered auction of certain patents of Nortel (including the Patents) conducted under the Nortel bankruptcy process pursuant to which Seller indirectly (through Rockstar Bidco LP) acquired all of its right, title and interest in and to the Patents.    Seller shall provide a schedule listing the Identified Encumbrance Agreements five business days from the Effective Date.

2.4 Fixed Consideration.  In consideration for the assignment of Seller’s rights, title and interest in the Patents and the Causes of Action, and the other obligations of Seller as set forth in this Agreement, Purchaser shall pay or otherwise provide to Seller the following fixed consideration (“Fixed Consideration Amount”):

(a) On the Closing Date, Purchaser shall deliver to Seller two million United States Dollars (US $2,000,000) via wire transfer to the bank account specified in Section 3.2(b) of this Agreement (the “Initial Cash Consideration Payment”).

(b) Thirty (30) days after the Closing Date, the Company shall issue to Seller shares (the “Shares”) of its restricted common stock $0.0001 par value per share (the “Common Stock”) (NASDAQ:SPEX) equal to the value of one million United States Dollars (US $1,000,000) based upon the lower of: (i) $5.65 per share (representing an amount that satisfies NASDAQ Rule [5630] as the consolidated closing bid price of the Common Stock on the Trading Day immediately preceding the Effective Date) and (ii) the consolidated closing bid price of the Common Stock on the Trading Day immediately preceding the date on which the Company and Seller satisfy the Counsel Selection Condition but no later than the Closing Date.  As used herein, the “Counsel Selection Condition” shall mean the date, not more than ten days following the Effective Date, that the parties have agreed on the initial litigation counsel.  The Shares shall be subject to the registration rights, further described in the Registration Rights Rider (the “Rider”) attached hereto (the “Stock Consideration”).    The Shares shall be subject to the terms of the lockup agreement (the “Lockup Agreement”) by the Seller and the Company attached hereto as Exhibit D.  Seller acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and may not be sold absent registration or an exemption therefrom.  The Shares shall contain a restrictive legend upon issuance in customary form for issuance of restricted securities and be subject to resale upon satisfaction of the requirements of Rule 144 after the six months anniversary of the issuance (unless registered).

(c) On the anniversary of one year and one day after Purchaser files its first complaint against a defendant with any one or more of the Patents (“Inter Partes Review Expiration Date”), Purchaser shall deliver to Seller one million United States Dollars (US $1,000,000) via wire transfer to the bank account specified in Section 3.2(b) or such other account as most recently specified in writing by an authorized Seller representative.  However, if a defendant files an Inter Partes Review procedure, or other similar post grant review procedure with the U.S. Patent and Trademark Office, prior to the Inter Partes Review Expiration Date, Purchaser shall place the $1,000,000 into an escrow account and pay for the Inter Partes Review from the account.  Once the Inter Partes Review is completed and all appeals are exhausted, Purchaser shall pay to Seller the full remaining amount in the escrow account.  Purchaser shall keep full, clear and accurate records with respect to the escrow account and any expenditures related to any Inter Partes Review as required in this Section 2.5 and shall furnish any information which Seller may reasonably prescribe from time to time to enable Seller to ascertain the amount of money in the escrow account and the expenditures therefrom for Inter Partes Review procedure(s).

2.5 Participation Payments.

(a) In addition to the payments set forth in Section 2.4, the Purchaser will wire transfer within thirty days following the end of each calendar quarter, the account specified in Section 3.2(b) or such other account as most recently specified in writing by an authorized Seller representative, an amount equal to the product of (A) the applicable Participation Percentage multiplied by (B) the Participation Income for the most recently completed calendar quarter, (“Participation Payments”), provided, however, that after Purchaser receives Purchaser’s Initial Return, Seller shall be paid a total of thirteen million US dollars (US $13,000,000) (including all Fixed Consideration Amount payments and prior Participation Payments received by Seller) on or before the six months anniversary of the recovery, license or settlement of the first action to generate Participation Income, and Purchaser shall wire to Seller in immediately available funds any deficiency in the Target Amount not previously paid to Seller from the Participation Payments (which shall be credited towards and constitute Participation Payments for purposes of any further payments to become due and owing to Seller) Concurrent with or prior to such wire transfer, Purchaser will provide Seller with a calculation of the amount due per this Section 2.5 providing sufficient detail to permit Seller to verify the accuracy of such calculation (the “Calculation Statement”).  Any disputes with respect to the calculation of any payment amounts in this Section 2.5 shall be resolved by means of the process set forth in this Section 2.5.  For the avoidance of doubt, hypothetical examples of the calculation of Participation Payments are set forth in Exhibit C hereof.

(b) Purchaser shall keep full, clear and accurate records with respect to the Participation Income and Participation Payments as required in this Section 2.5 and shall furnish any information which Seller may reasonably prescribe from time to time to enable Seller to ascertain the proper Participation Payments due under this Agreement.  Purchaser shall retain such records with respect to the Participation Payments for at least seven (7) years from each such payment.  Seller shall have the right, twice annually, through its accredited auditors, to make an examination, during normal business hours, of all records and accounts bearing upon the amount of Participation Payments payable to it under this Agreement.  Prompt adjustment shall be made to compensate for any errors or omissions disclosed by such examination.  Seller shall be responsible for all its costs of any such audit unless the audit reveals an underpayment by Purchaser of at least $100,000 for the audited period.  In such an event, Purchaser shall be responsible for Seller’s costs of the audit.  Based on Purchaser’s audited financials, Purchaser will provide Seller with a calculation of the amounts due per Section 2.5(a) with respect to each of the quarters in such recently ended calendar year (a “Year End Statement”).  The Year End Statement is due to Seller within ten (10) days of Purchaser’s receipt of Purchaser’s audited financial statement from Purchaser’s auditor.   Within ten days following receipt of such Year End Statement, Purchaser or Seller, as the case may be, will pay, (without interest) to the other, any amounts in excess of or remaining due per Section 2.5(a) as shown in the Year End Statement.

(c) If a dispute arises with respect to the amounts due per this Section 2.5, the parties will negotiate the matter in good faith during a four week period.  If a dispute remains after such good faith negotiations, the parties will as expeditiously as possible (in any event within sixty days) seek mediation to resolve the remaining matters.  If no agreement is reached, the parties may exercise all rights available hereunder at law.

3. Closing, Delivery and Payment

3.1 Closing.  The Closing shall take place at the offices of Sichenzia Ross Friedman Ference LLP, at 10:00 a.m., eastern daylight time, on the date the Due Diligence Period ends, at such other place, time or date as may be mutually agreed upon in writing by Seller and Purchaser, or at such time that all Closing Conditions have been satisfied (the “Closing Date”).  Closing shall occur only upon the satisfaction or waiver of the conditions set forth in Section 5 (Closing Conditions) (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions).

3.2 Closing Deliverables.  At the Closing:

(a) Seller shall execute, notarize and deliver to Purchaser an assignment in the form attached hereto as Exhibit A suitable for filing with the USPTO and other patent offices worldwide (the “Assignment”).

(b) Purchaser shall initiate payment to Seller of immediately available funds in accordance with Purchaser’s payment obligations set forth in Sections 2.4 and 2.5 above, by wire transfer to the following account:

Bank of America N.A.
222 Broadway Ave.
New York, NY 10038
USD Bank Account for Rockstar Consortium US LP
Account Number:  [*]
Routing/Transit (ABA) Number:  026-00959-3
SWIFT:  BOFAUS3N

3.3 Post-Closing Deliverables.  On or within five (5) business days following the Closing Date, Seller shall send, via Federal Express or other reliable overnight and trackable delivery service, to Purchaser, the executed and notarized original of the Assignment along with all files and original documents owned or controlled by Seller or its agents or attorneys regarding the Patents including, without limitation, (a) all Letters Patents, if available, (b) assignments for the Patents, (c) documents and materials evidencing dates of invention, (d) prosecution history files for all issued, pending and abandoned Patents, (e) its own files regarding the issued Patents, and (f) a current electronic copy of a docketing report for the Patents accurately setting forth to the best of Seller’s knowledge any and all dates relevant to the prosecution or maintenance of the Patents, including, without limitation, information relating to deadlines, payments and filings for the Patents, and the names, business addresses, email addresses, and phone numbers of all prosecution counsel and agents (“Docket”).

4. Termination

4.1 This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Seller and Purchaser;

(b) by Seller, if the Closing has not occurred by 5:00pm (Eastern time) on the Closing Date; or

(c) by Purchaser if, during the Due Diligence Period, Purchaser discovers invalidating prior art or some other issue that would have a material adverse effect on Purchaser’s ability to assert, enforce and/or license the patents (“Material Adverse Issue”), provided however, Purchaser must first notify Seller in writing within two (2) business days of when it discovers what it considers to be a Material Adverse Issue, and both Purchaser and Seller shall then meet within three (3) business days of such notice to discuss Purchaser’s perceived Material Adverse Issue in attempt to determine whether such issue is, in fact, a Material Adverse Issue.  If, after commercially reasonable discussions and efforts, the parties cannot resolve the issue or otherwise agree in good faith that the issue is not a Material Adverse Issue, Purchaser can then terminate this Agreement by written notice to Seller.

5. Closing Conditions

5.1 Conditions to Purchaser’s Obligation to Close.  Purchaser’s obligation to consummate the transactions contemplated hereby is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) The representations and warranties of Seller set forth in Section 7.1 hereof, without giving effect to any materiality qualifications therein, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date).

(b) Seller shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

(c) Seller shall have delivered to Purchaser the Assignment.

(d)           Purchaser shall have completed its due diligence of the Patents and the results thereof shall be satisfactory to the Purchaser in its sole and absolute discretion.

(e)           The parties have satisfied the Counsel Selection Condition, as described in Section 2.4(b) herein.

5.2 Conditions to Seller’s Obligation to Close.  Seller’s obligation to consummate the transactions contemplated hereby is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Purchaser shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

(b) Purchaser shall have delivered to Seller the Initial Cash Consideration Payment set forth in Section 2.4(a).

6. Covenants

6.1 Further Assurances.

(a) Seller covenants and agrees that after the Closing Date, it will upon request, and without further consideration, execute and deliver to Purchaser any other documents and materials, and take any further actions (including using commercially reasonable efforts to ensure the cooperation of the named inventors), that are reasonably necessary for Purchaser to perfect its title, or otherwise enforce its rights, in the Patents.

(b) Seller hereby gives Purchaser power-of-attorney after the Closing, to execute documents in the name of Seller in order to effectuate the recordation of the transfers of any portion of the Patents in any governmental filing office in the world.

6.2 Litigation Counsel.  By August 2, 2013, Purchaser shall enter into a written engagement with outside litigation counsel to initiate a patent litigation against at least one defendant within ninety (90) days of the Closing Date.  Prior to executing the written engagement with the outside litigation counsel, Purchaser shall disclose in writing to Seller the identity of the outside litigation counsel, the terms of the engagement, including, but not limited to, the financial terms, and the funding source and terms with which the patent litigation will be funded.  Within five (5) business days of receipt of such written disclosure from Purchaser, Seller shall have the right to approve or reject the outside litigation counsel and/or the terms of the litigation funding (such approval shall not be unreasonably withheld).  Further, if a third party funding source is selected and approved, either Seller or Purchaser shall have the right to match the terms of such third party funding source and receive the premium otherwise allocated to the funding source.  Otherwise, the premium paid to the third party funding source will be part of the Deductible Purchaser Expenses.

6.3 Conduct of Business.  From the Effective Date through the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, except as otherwise contemplated by this Agreement or required by law, without Purchaser’s consent, Seller shall not, and shall cause its Affiliates not to:

(a) grant or permit any Encumbrance under or with respect to any Patents except those license grants which may occur solely by virtue of Seller’s and/or its Affiliates’ participation or membership prior to the Effective Date in any standards-setting organization (which participation or membership was disclosed in writing to Purchase prior to the Effective Date);

(b) waive, release, assign, settle or compromise any material Action relating to the Patents or any Cause of Action to the extent that such waiver, release, assignment, settlement or compromise imposes any obligation, whether contingent or realized, that will bind Purchaser after the Closing Date or grants or permits any material Encumbrance under or with respect to any Patent;

(c) fail to make any filing, pay any fee, or take any other action necessary to maintain the ownership, validity and enforceability of any Patent, including using reasonable best efforts to preserve any and all claims under any Patent subject to reexamination (if any);

(d) initiate any Action under or with respect to any of the Patents or Causes of Action; or

(e) enter into any binding agreement or commitment to take any of the foregoing actions.

6.4 No Solicitation by Seller.  During the Due Diligence Period, Seller shall not, and shall cause its Affiliates not to, directly or indirectly solicit, initiate, or encourage discussions or negotiations, or enter into any agreement, including any non-disclosure agreement, with any third party relating to or in connection with any sale, acquisition, transfer or disposition of any Patent or Cause of Action.

6.5 Continued Prosecution.  To the extent applicable, Seller shall diligently continue to prosecute the Patents through the Closing Date, shall timely pay any maintenance fees, annuities and the like for which the fee is due on or prior to the Closing Date, and shall notify Purchaser in writing on or prior to the Closing Date separate from any other disclosures made hereunder of any relevant due dates related to prosecution, filing or maintenance of the Patents that will occur within thirty (30) days after the Closing Date.

6.6 Public Announcements.  Except as otherwise required by law or by any applicable listing agreement with a national securities exchange or Nasdaq, no party shall issue any press release or make other public statements with respect to the transactions contemplated by this Agreement or identifying the other party by name without the prior written consent of such party.  Further, if either party is required by law or by any applicable listing agreement with a national securities exchange or Nasdaq to issue a press release or other public statement, such party will provide the other party an advance copy of the press release or public statement and allow such other party to review and influence the press release or public statement.

6.7 Tax Matters.  All sales, use, transfer, business and occupation, documentary, stamp, registration, excise, value added and similar taxes and fees (including any penalties and interest) incurred in connection with the transfer of the Patents and the Causes of Action from Seller to Purchaser pursuant to this Agreement and any related transaction documents shall be borne and paid by Purchaser when due.  Purchaser shall, at its own expense, timely prepare and file any tax return or other document required with respect to such taxes or fees (and Seller shall cooperate with respect thereto as necessary).

7. Representations and Warranties

7.1 Seller hereby represents and warrants to Purchaser that as of the Effective Date and as of the Closing Date:

(a) Authority.  Seller has the right and authority to enter into this Agreement and to carry out its obligations hereunder and requires no third party consent, approval, and/or other authorization to enter into this Agreement and to carry out its obligations hereunder, including, without limitation, the assignment of the Patents to Purchaser.

(b) Title and Contest.  Seller has good and marketable title to the Patents, including without limitation all rights, title, and interest in the Patents and the right to sue for past, present and future infringement thereof.  Seller (and, to Seller’s knowledge, Nortel) has obtained and properly recorded previously executed assignments for the Patents as necessary to fully perfect Seller’s rights and title therein in accordance with governing law and regulations in each respective jurisdiction.  Other than the Identified Encumbrance Agreements, the Patents are free and clear of all liens, mortgages, security interests or other encumbrances, and restrictions on transfer that might have arisen during Seller’s ownership of the Patents.  Other than their assertions against potential infringers by Nortel or Seller in the ordinary course of Seller’s business, to the knowledge of Seller there are no actions, suits, investigations, communications, correspondence, claims or proceedings threatened, pending or in progress relating in any way to the Patents.

(c) Existing Licenses.  There are no licenses or other Liens or Encumbrances affecting the Patents, other than the Identified Encumbrance Agreements, which shall be provided in accordance with Section 2.3 of this Agreement.

(d) Restrictions on Rights - Standards.  Purchaser will not be subject to any covenant not to sue or similar restrictions on its enforcement or enjoyment of the Patents as a result of the transaction contemplated in this Agreement, or any prior transaction entered into by Seller related to the Patents.  Seller has not made any commitments to any standards or other organization (including any open source organization) regarding licensing or not asserting the Patents, and Seller has not entered into any agreement or other arrangement which would otherwise obligate it to license or refrain from asserting the Patents.

(e) Patent Office Proceedings.  None of the Patents have been or are currently involved in any reexamination, reissue, or interference proceeding, and that, to Seller’s knowledge, no such proceedings are pending or threatened.

(f) Fees.  All maintenance fees, annuities, and the like due on the Patents have been timely paid.

(g) Validity and Enforceability.  The Patents have never been found invalid or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding (other than office action rejections in the ordinary course of prosecution).

(h) Governmental Rights.  No governmental entity, agency, standard setting organization or university has any claim, right, title, interest or license in or to any of the Patents notwithstanding the fact that governmental entity, agency, standard setting organization or university funding was received, or resources or facilities from any governmental entity, agency, standard setting organization or university was used, in connection with the conception, development or reduction to practice of any invention disclosed in any of the Patents.

(i) Small Entity Status.  No “small entity” or “micro entity” fees were paid for any of the Patents where such fees were not available for such Patents at such time under applicable law.

7.2 No Other Representations or Warranties.  Except as expressly provided in this Section 7, Seller makes no other representations and/or warranties of any kind, either express or implied, statutory, by usage of trade, custom of dealing, or otherwise, and Seller specifically disclaims any implied representations and/or warranties of merchantability, satisfactory quality or fitness for a particular purpose.

7.3 Survival.  The representations, warranties, covenants and agreements of the parties contained in this Agreement shall survive the Closing and continue in full force and effect until the second anniversary of the Closing Date.  All covenants or agreements of the parties that are to be performed in whole or in part after the Closing Date shall survive for the period provided in such covenants or agreements, if any, or until fully performed.

8. Miscellaneous

8.1 Applicable Law. The validity, construction, and performance of this Agreement shall be governed by and construed first in accordance with the federal laws of the United States to the extent federal subject matter jurisdiction exists, and second in accordance with the laws of the State of New York, exclusive of its choice of law rules.  With respect to all civil actions or other legal or equitable proceedings directly arising between the parties or any of their Affiliates under this Agreement, the parties consent to exclusive jurisdiction and venue in the United States District Court for the Southern District of New York (the “Forum”) unless no federal jurisdiction exists, in which case the parties consent to exclusive jurisdiction and venue in a Pennsylvania State Court (the “Alternate Forum”).  Each party irrevocably consents to personal jurisdiction and waives the defense of forum non conveniens in the Forum, or Alternate Forum, if applicable, with respect to itself and its Affiliates.  Process may be served on either party in the manner authorized by applicable law.

8.2 LIMITATION ON CONSEQUENTIAL DAMAGES.  EXCEPT IN THE CASE OF FRAUD, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR LOSS OF PROFITS, OR ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES, HOWEVER CAUSED, KNOWN OR UNKNOWN, ANTICIPATED OR UNANTICIPATED, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THE PARTIES ACKNOWLEDGE THAT THESE LIMITATIONS ON POTENTIAL DAMAGES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

8.3 LIMITATION OF LIABILITY.  EXCEPT IN THE CASE OF FRAUD, WITHOUT WAIVING ANY OTHER RIGHTS OF THE PARTIES, INCLUDING ANY RIGHT TO SEEK SPECIFIC PERFORMANCE OR SEEK OTHER EQUITABLE RELIEF, NEITHER PARTY’S TOTAL LIABILITY (INCLUDING PAYMENT OBLIGATIONS) UNDER THIS AGREEMENT SHALL EXCEED THE PURCHASE PRICE. THE PARTIES ACKNOWLEDGE THAT THESE LIMITATIONS ON POTENTIAL LIABILITIES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.  THE FOREGOING IS NOT TO BE CONSTRUED AS A LIMITATION ON THE RIGHT OF A PARTY TO SEEK EQUITABLE RELIEF, INCLUDING INJUNCTIVE RELIEF, WHERE MONETARY DAMAGES WOULD NOT BE ADEQUATE.

8.4 Confidentiality.

(a) The Nondisclosure Agreement dated May 24, 2013, by and between Seller, certain of its Affiliates and Purchaser (the “Confidentiality Agreement”) remains in full force and effect in accordance with its terms; provided, that the Confidentiality Agreement shall automatically terminate upon Closing.

(b) From and after the Closing, the parties shall not (and shall cause their respective agents and/or Affiliates not to) use or disclose any information concerning the Patents or this Agreement, including the terms and existence hereof, to any third party except  (i) with the prior written consent of the other party; (ii) to any governmental body having jurisdiction to require disclosure or to any arbitral body, to the extent required by same; (iii) as otherwise may be required by law or legal process, including to legal and financial advisors in their capacity of advising a party in such matters; (iv) during the course of litigation, so long as the disclosure of such terms and conditions are restricted in the same manner as is the confidential information of other litigating parties; or (v) in confidence to its legal counsel, accountants, banks and financing sources and their advisors in the normal course of business or in connection with strategic or financial transactions; provided that, in (ii) through (v) above, (A) each party shall use all legitimate and legal means available to minimize the disclosure to third parties, including seeking a confidential treatment request or protective order whenever appropriate or available; and (B) except for permitted disclosures to legal and financial advisors and accountants, a party shall provide the other party with at least ten (10) business days’ prior written notice of such disclosure.

8.5 Entire Agreement.  The terms and conditions of this Agreement, including its exhibits, constitutes the entire agreement between the parties with respect to the subject matter hereof, and merges and supersedes all prior and contemporaneous oral agreements, understandings, negotiations and discussions.  Neither of the parties shall be bound by any conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof other than as expressly provided herein.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  No amendments or modifications shall be effective unless in writing signed by authorized representatives of both parties.  These terms and conditions will prevail notwithstanding any different, conflicting or additional terms and conditions, which may appear on any purchase order, acknowledgment or other writing not expressly incorporated into this Agreement.  This Agreement may be executed in two (2) or more counterparts, all of which, taken together, shall be regarded as one and the same instrument.

8.6 Notices.  All notices required or permitted to be given hereunder shall be in writing, shall make reference to this Agreement, and shall be delivered by hand, or dispatched by prepaid air courier or by registered or certified airmail, postage prepaid, addressed as follows:

If to Seller	If to Purchaser
Rockstar Consortium US LP	Spherix Incorporated
Legacy Town Center 1, 7160 N. Dallas Parkway, Suite 250	7927 Jones Branch Drive
Plano, TX 75024	Tysons Corner, Virginia 22102
Attn: Chief IP Counsel	Attn: Chief Executive Officer

Such notices shall be deemed served when received by addressee or, if delivery is not accomplished by reason of some fault of the addressee, when tendered for delivery.  Either party may give written notice of a change of address and, after notice of such change has been received, any notice or request shall thereafter be given to such party at such changed address.

8.7 Relationship of Parties.  The parties hereto are independent contractors.  Neither party has any express or implied right or authority to assume or create any obligations on behalf of the other or to bind the other to any contract, agreement or undertaking with any third party.  Nothing in this Agreement shall be construed to create a partnership, joint venture, employment or agency relationship between Seller and Purchaser.

8.8 Severability.  The terms and conditions stated herein are declared to be severable.  If any paragraph, provision, or clause in this Agreement shall be found or be held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, the remainder of this Agreement shall be valid and enforceable and the parties shall use good faith to negotiate a substitute, valid and enforceable provision which most nearly effects the parties’ intent in entering into this Agreement.

8.9 Waiver.  Failure by either party to enforce any term of this Agreement shall not be deemed a waiver of future enforcement of that or any other term in this Agreement.

8.10 Assignment of Agreement.  The terms and conditions of this Agreement shall inure to the benefit of any successors, assigns and other legal representatives of Purchaser, and shall be binding upon Seller, its successor, assigns and other legal representatives.

IN WITNESS WHEREOF, the parties have executed this Confidential Patent Purchase Agreement as of the Effective Date:

Rockstar Consortium US LP By: Rockstar Consortium LLC, its General Partner	Spherix Incorporated
/s/ John P. Veschi Signature John P. Veschi Printed Name	/s/ Harvey Kesner Signature Harvey Kesner Printed Name

Chief Executive Officer Title	Chief Executive Officer Title

July 10, 2013 Date	July 10, 2013 Date

AMENDMENT NO. 1 TO CONFIDENTIAL PATENT PURCHASE AGREEMENT

This Amendment No. 1 to Confidential Patent Purchase Agreement by and between Spherix Incorporated (the “Company” or the “Purchaser”) and Rockstar Consortium US LP (the “Seller”) dated as of July 10, 2013 (the “Agreement”) supplements and amends certain provisions of the Agreement.  Terms not otherwise defined herein shall have the meetings ascribed to them in the Agreement and the Rider (as defined in the Agreement).  Other than as specifically modified or amended hereby, the terms and provisions of the Agreement and the Rider shall remain in full force and effect.

1. The definition of “Participation Income” shall be deleted and replaced with the following: “Participation Income” for any particular calendar quarter means Purchaser’s consolidated gross revenues received for such quarter as a result of the licensing of, sale of, or the settlement of or judgment associated with any litigation involving any of the Patents minus the Deductible Purchaser Expenses. All calculations of “Participation Income” shall be made in accordance with U.S. generally accepted accounting principles as in effect from time to time.

2. The definition “Purchaser’s Initial Return” shall be deleted and replaced with the following: “Purchasers Initial Return” means the Fixed Consideration Amount paid to Seller (including any amounts paid to defend any Inter Partes Review or similar proceeding as set forth in Section 2.4(c), but not exceeding the amount in such Section) plus one hundred percent (100%) of such Fixed Consideration Amount, provided, however, that in the event that Cumulative Participation Income is less than $17 million Purchaser’s Initial Return shall be determined as follows:

Purchaser’s Initial Return = $5,000,000 + ($3,000,000 * (A/B))
Where:
A = Cumulative Participation Income received minus $10,000,000; and
B = $7,000,000

3. The definition “Fixed Consideration Amount” in Section 2.4 is deleted and replaced with the following: “(collectively as such amounts have at the time of determination been paid or provided for (for example, in the case of the definition of Purchaser’s Initial Return any future amount payable as Inter Partes Review expenses or escrow, or payable to Seller, but not yet paid, shall be included as provided in Section 24(c)), the “Fixed Consideration Amount”).

4. Section 2.4(b) is hereby deleted in its entirety and replaced with the following:

       2.4(b)  On the Closing Date (the “Stock Consideration Issuance Date”), the Company shall issue to Seller shares (the “Stock Consideration”) of its restricted common stock $0.0001 par value per share (the “Common Stock”) (NASDAQ:SPEX) equal to the value of one million United States Dollars (US $1,000,000) based upon the lower of: (i) $5.65 per share (representing an amount that satisfies NASDAQ Rule 5635 as the consolidated closing bid price of the Common Stock on the Trading Day immediately preceding the Effective Date) and (ii) the consolidated closing bid price of the Common Stock on the Trading Day immediately preceding the date on which the Company and Seller satisfy the Counsel Selection Condition but no later than the Closing Date.  Notwithstanding the foregoing, in no event shall the Stock Consideration issuable pursuant to this Section 2.4(b) exceed 19.99% of the issued and outstanding Common Stock of the Company, as calculated on the Issuance Date, it being understood that the Company shall immediately, upon determination of the maximum number of shares of Common Stock that are permitted to be issued under this sentence, pay the balance of the US $1,000,000 value commitment above in the form of cash to the Seller by wire transfer to an account designated by Seller.  As used herein, the “Counsel Selection Condition” shall mean the date, not more than ten business days following the Effective Date, that the parties have agreed on the initial litigation counsel.  The Stock Consideration shall be subject to the terms of the lockup agreement (the “Lockup Agreement”) by the Seller and the Company attached hereto as Exhibit D.  Seller acknowledges that the shares of Common Stock representing the Stock Consideration have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and may not be sold absent registration or an exemption therefrom.  The Stock Consideration shall be subject to the registration rights, further described in the Registration Rights Rider (the “Rider”) attached hereto as Exhibit E.  The shares of Common Stock representing the Stock Consideration shall contain a restrictive legend upon issuance in customary form for issuance of restricted securities and be subject to resale upon satisfaction of the requirements of Rule 144 after the six months anniversary of the issuance (unless registered).

5. Section 2.5(a) is hereby deleted in its entirety and replaced with the following:

       2.5(a)  Subject to Section 2.5(a)(i) and (ii) below, in addition to the payments set forth in Section 2.4, the Purchaser will wire transfer within thirty days following the end of each calendar quarter, the account specified in Section 3.2(b) or such other account as most recently specified in writing by an authorized Seller representative, an amount equal to the product of (A) the applicable Participation Percentage multiplied by (B) the Participation Income for the most recently completed calendar quarter, (“Participation Payments”).  Concurrent with or prior to such wire transfer, Purchaser will provide Seller with a calculation of the amount due per this Section 2.5 providing sufficient detail to permit Seller to verify the accuracy of such calculation (the “Calculation Statement”).  Any disputes with respect to the calculation of any payment amounts in this Section 2.5 shall be resolved by means of the process set forth in this Section 2.5.  For the avoidance of doubt, Purchaser shall pay only the applicable Participation Percentage as calculated based upon each incremental dollar of Participation Income above the amount required on any lower dollar amount of Participation Income.  For the absence of doubt, hypothetical examples of the calculation of Participation Payments are set forth in Exhibit C hereof.

 (i)  After Purchaser receives Purchaser’s Initial Return, Seller shall be paid a total of thirteen million US dollars (US $13,000,000) (less the amount of all the Fixed Consideration Amount payments set forth in Sections 2.4) (the “Target Amount”) on or before the six (6) month anniversary of the recovery, license or settlement of the first action to generate Participation Income, unless extended by Seller.  The Target Amount shall be paid solely from the Participation Income received by Purchaser following Purchaser’s receipt of Purchaser’s Initial Return, and Purchaser shall wire from such Participation Income to Seller any deficiency in the Target Amount not previously paid to Seller (which shall be credited towards and constitute the Target Amount for purposes of any further payments of the Target Amount to become due and owing to Seller).  Until such time as Seller has received the Target Amount in full to be paid solely from the Participation Income, Purchaser shall pay the full amount of further Participation Income received to Seller until Seller’s receipt of the Target Amount.

(ii)  Following receipt by Seller of the Target Amount, the payment of Participation Payments to Seller shall be adjusted in order that the Participation Payments, after giving effect to the Target Amount payment to Seller and the Initial Return retained by Purchaser, shall equal the Participation Percentage intended to be received by Seller pursuant to this Agreement, as such Participation Percentage is defined herein.  After the Seller Participation Payments are equal to the Participation Percentage of Seller, giving effect to all payments made to Seller and Participation Payments retained by Purchaser, the Participation Payments to Seller shall thereupon return to an amount equal to the product of (A) the applicable Participation Percentage multiplied by (B) the Participation Income for the most recently completed calendar quarter.

6. Section 6.2 is hereby amended by deleting the last sentence thereof and replacing it with the following: “For the absence of doubt, any (A) premium or recovery amount paid or payable to any third party funding source, or to the Purchaser or Seller (to the extent Purchaser or Seller elects, in whole or in part, to exercise the rights in the immediately preceding sentence, and (B) amount of disbursements incurred by Purchaser or reimbursed to Seller or third-party funding source, shall constitute Deductible Purchaser Expenses.

7. Section 8.4(a) is hereby deleted in its entirety and replaced with the following

8.4(a)  The Nondisclosure Agreement dated May 24, 2013, by and between Seller, certain of its Affiliates and Purchaser (the “Confidentiality Agreement”) remains in full force and effect in accordance with its terms; provided, that the all portions of the Confidentiality Agreement shall automatically terminate upon Closing, except however, the provisions of the Confidentiality Agreement related to common defense and interest and preservation of all litigation, work product and other privileged communications shall survive and continue in full force and effect.

8. Public Announcement.  Except as otherwise agreed by the parties or required by applicable law, neither the Seller nor the Purchaser shall disclose or make public the contents of the Agreement, the Rider or this Supplement prior to the Closing Date.  After the Closing Date, the Seller and the Purchaser shall consult with each other in issuing any press release with respect to the transactions contemplated by the Agreement, the Rider and this Supplement.  Purchaser and Seller shall keep all economic terms of this Agreement confidential and seek to preserve such confidential nature of such information through filing of confidential treatment requests with all government agencies and authorities, including the United States Securities and Exchange Commission.

[signature pages follow]

SPHERIX INCORPORATED

/s/ Harvey Kesner
By: Harvey Kesner, Interim Chief Executive Officer

ROCKSTAR CONSORTIUM US LP
By ROCKSTAR CONSORTIUM LLC, its General Partner

/s/ John P. Veschi
By: John P. Veschi, Chief Executive Officer

Exhibit A

ASSIGNMENT

For good and valuable consideration, the receipt of which is hereby acknowledged, Rockstar Consortium US LP, a Delaware limited partnership having a primary place of business at Legacy Town Center 1, 7160 N. Dallas Parkway, Suite 250, Plano, Texas 75024 (“Assignor”), does hereby sell, assign, transfer and convey unto Spherix Incorporated, a Delaware corporation with an office at 7927 Jones Branch Drive, Tysons Corner, VA 22102 (“Assignee”) or its designees, all of Assignor’s right, title and interest in and to (a) all patents and patent applications listed below; (b) all patents related to the patents and patent applications listed below via a terminal disclaimer; and (c) the inventions, discoveries and improvements described or claimed in any or all of the foregoing (collectively “Patent Rights”):

Patent No.	Serial No.	Country	Filing Date	Issue Date	Title
5,752,195	08/758,887	US	12/02/96	05/12/98	CORDLESS TELEPHONE TERMINAL
5,581,599	08/175,534	US	12/30/93	12/03/96	CORDLESS TELEPHONE TERMINAL
2133859	2,133,859	CA	10/07/94	12/14/99	CORDLESS TELEPHONE TERMINAL
3459674	05-353441	JP	12/29/93	08/08/03	CORDLESS TELEPHONE TERMINAL
5,892,814	08/750,046	US	12/23/96	04/06/99	FLEXIBLE, TAPELESS, PERSONALIZED AUTO-ATTENDANT TELEPHONE
6,614,899	09/494,721	US	01/03/00	02/09/03	METHOD AND APPARATUS FOR PROVIDING ADVANCED IP TELEPHONY SERVICES IN AN INTELLIGENT ENDPOINT
6,965,614	09/557,530	US	04/24/00	11/15/05	METHOD AND SYSTEM FOR COMMUNICATIONS BETWEEN DIFFERENT TYPES OF DEVICES

In addition, Assignor agrees to and hereby does sell, assign, transfer and convey unto Assignee all Assignor’s rights (i) in and to causes of action and enforcement rights for the Patent Rights including all of Assignor’s rights to pursue damages, injunctive relief and other remedies for past, present and future infringement of the Patent Rights, (ii) to apply (or continue prosecution) in any and all countries of the world for patents, design patents, utility models, certificates of invention or other governmental grants for the Patent Rights, including without limitation under the Paris Convention for the Protection of Industrial Property, the International Patent Cooperation Treaty, or any other convention, treaty, agreement or understanding, and (iii) to revive prosecution of any abandoned Patent Rights.

Assignor also hereby authorizes the respective patent office or governmental agency in each jurisdiction to issue any and all patents or certificates of invention or equivalent which may be granted upon any of the Patent Rights in the name of Assignee, as the assignee to the entire interest therein.

The terms and conditions of this Assignment shall inure to the benefit of Assignee, its successors, assigns and other legal representatives, and shall be binding upon Assignor, its successor, assigns and other legal representatives.

IN WITNESS WHEREOF this Assignment of Patent Rights is executed at on.

ASSIGNOR

By:

Name:

Title:

(Signature MUST be notarized)

Exhibit B

Patents

Country	Serial Number	Patent Number	Date Issued	Date Filed
US	08/758,887	5752195	12-05-98	02-12-96
US	08/175,534	5581599	03-12-96	30-12-93
CA	2,133,859	2133859	14-12-99	07-10-94
JP	05-353441	3459674	08-08-03	29-12-93
US	08/750,046	5892814	06-04-99	23-12-96
US	09/494,721	6614899	09-02-03	03-01-00
US	09/557,530	6965614	15-11-05	24-04-00

Exhibit C

Hypothetical Examples of Calculation of Participation Payments

Waterfall	Floor		Ceiling	Pcnt RS	Pcnt SPEX
A	$8		$50	30.00%	70.00%
B	$50		$100	40.00%	60.00%
C	$100		$500	50.00%	50.00%
D	$500		$1,000	60.00%	40.00%
E	$1,000		+	70.00%	30.00%

Part payment to RS towards Target Return; No additional SPEX participation. Reduced 'Purchaser's Initial Return'
Scenario I
Recoveries			$15,000,000
Legal	25%		$3,750,000
Net			$11,250,000

RS Target Ret			$13,000,000

			RS	SPEX	Tot	Bal to apply
Fixed Consid			4,000,000	0	4,000,000	11,250,000
Initial Return			0	5,535,714	5,535,714	5,714,286
Target Return w/o Waterfall		A	5,714,286		5,714,286	0
					0	0
					0	0
					0	0
			9,714,286	5,535,714	15,250,000
			63.70%	36.30%

Payment to RS of Target Return plus excess to SPEX to begin to equalize distribution for First tier Waterfall 70/30
Scenario II
Recoveries			$30,000,000
Legal	25%		$7,500,000
Net			$22,500,000

RS Target Ret			$13,000,000

			RS	SPEX	Tot	Bal to apply
Fixed Consid			4,000,000	0	4,000,000	22,500,000
Initial Return			0	8,000,000	8,000,000	14,500,000
Target Return plus Waterfall		A	9,000,000	5,500,000	14,500,000	0
					0	0
					0	0
					0	0
			13,000,000	13,500,000	26,500,000
			49.06%	50.94%

Payment to RS of Target Return plus excess to SPEX to further equalize distribution for First tier Waterfall 70/30
Scenario III
Recoveries		$50,000,000
Legal	25%	$12,500,000
Net		$37,500,000

RS Target Ret		$13,000,000

		RS	SPEX	Tot	Bal to apply
Fixed Consid		4,000,000	0	4,000,000	37,500,000
Initial Return		0	8,000,000	8,000,000	29,500,000
Target return plus Waterfall	A	9,000,000	20,500,000	29,500,000	0
				0	0
				0	0
				0	0
		13,000,000	28,500,000	41,500,000
		31.33%	68.67%

Payment to RS of Target Return plus excess to SPEX and RS equal to First tier Waterfall 70/30
Scenario IV
Recoveries		$60,000,000
Legal	25%	$15,000,000
Net		$45,000,000

RS Target Ret		$13,000,000

		RS	SPEX	Tot	Bal to apply
Fixed Consid		4,000,000	0	4,000,000	45,000,000
Initial Return		0	8,000,000	8,000,000	37,000,000
Target Return		9,000,000	0	9,000,000	28,000,000
Waterfall	A	1,700,000	26,300,000	28,000,000	0

		14,700,000	34,300,000	49,000,000
		30.00%	70.00%

Payment to RS of Target Return plus excess to SPEX and RS equal to First tier Waterfall 70/30 and Second Tier 60/40
Scenario V
Recoveries		$100,000,000
Legal	25%	$25,000,000
Net		$75,000,000

RS Target Ret		$13,000,000

		RS	SPEX	Tot	Bal to apply
Fixed Consid		4,000,000	0	4,000,000	75,000,000
Initial Return		0	8,000,000	8,000,000	67,000,000
Target Return		9,000,000	0	9,000,000	58,000,000
Waterfall	A	2,000,000	27,000,000	29,000,000	29,000,000
	B	11,600,000	17,400,000	29,000,000	0

		26,600,000	52,400,000	79,000,000
		33.67%	66.33%

Exhibit D

LOCK-UP AGREEMENT

[__], 2013

Ladies and Gentlemen:

           The undersigned is a beneficial owner of shares of capital stock, or securities convertible into or exercisable or exchangeable for the capital stock (each, a “Company Security”) of Spherix Incorporated, a Delaware corporation (the “Company”).

1.           Lockup.  For other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees, for the benefit of the Company, that, during the period beginning on the date hereof and ending on the ealier of (i) the date that the undersigned no longer owns Company Securities and (ii) the date that the Company’s Common Stock achieves a trading volume of at least 50,000 shares per day and a closing price of at least $15 per share for a period of five consecutive days (the “Lockup Period”), the undersigned will not directly or indirectly, (i) offer, sell, offer to sell, contract to sell, hedge, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or sell (or announce any offer, sale, offer of sale, contract of sale, hedge, pledge, sale of any option or contract to purchase, purchase of any option or contract of sale, grant of any option, right or warrant to purchase or other sale or disposition), or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future), any Company Security, beneficially owned, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by the undersigned on the date hereof or hereafter acquired or (ii) enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any Company Security, whether or not any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of any Company Security.

2.    Leak-Out Provision.  During the Lockup Period, the undersigned may sell the Company Securities provided that the undersigned does not sell more than 10% of the average daily volume of the common stock in any given trading day, as reported by the NASDAQ Stock Market.

3. Permitted Transfer.  Notwithstanding the foregoing, the undersigned (and any transferee of the undersigned) may transfer any Company Security: (i) as a bona fide gift or gifts, provided that prior to such transfer the donee or donees thereof agree in writing to be bound by the restrictions set forth herein, (ii) to any trust, partnership, corporation or other entity formed for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that prior to such transfer a duly authorized officer, representative or trustee of such transferee agrees in writing to be bound by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, (iii) to non-profit organizations qualified as charitable organizations under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or (iv) if such transfer occurs by operation of law, such as rules of descent and distribution, statutes governing the effects of a merger or a qualified domestic order, provided that prior to such transfer the transferee executes an agreement stating that the transferee is receiving and holding any Company Security subject to the provisions of this Letter Agreement. For purposes hereof, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

3.           Opinion of Counsel.  Any Company Security of the undersigned shall contain a restrictive “lock-up” legend governed by the terms of this Letter Agreement.  The Company’s transfer agent shall only accept an opinion of counsel to remove such legend from counsel acceptable to Company.

4.           Governing Law. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York.

5.           Miscellaneous. This Letter Agreement will become a binding agreement among the undersigned as of the date hereof.  This Letter Agreement (and the agreements reflected herein) may be terminated by the mutual agreement of the Company and the undersigned, and if not sooner terminated, will terminate upon the expiration date of the Lockup Period. This Letter Agreement may be duly executed by facsimile and in any number of counterparts, each of which shall be deemed an original, and all of which together shall be deemed to constitute one and the same instrument. Signature pages from separate identical counterparts may be combined with the same effect as if the parties signing such signature page had signed the same counterpart. This Letter Agreement may be modified or waived only by a separate writing signed by each of the parties hereto expressly so modifying or waiving such agreement.

[SIGNATURE PAGES FOLLOW]

    Very truly yours,

Number of shares of Common Stock owned: ________

Other Company Securities owned: ___________

Certificate Numbers: _____________________________

Accepted and Agreed to:

Spherix Incorporated

By:
     Name:
     Title:

 EXHIBIT E
REGISTRATION RIGHTS RIDER

I.1           Registration Statement.

(a)           As promptly as possible, and in any event on or prior to the date that is thirty (30) days from the Stock Consideration Issuance Date (as defined below) (the “Filing Date”), the Company shall prepare and file with the Securities and Exchange Commission (the ‘SEC”) a registration statement (the “Registration Statement”) covering the resale of the Registrable Securities (as defined below) for an offering to be made on a continuous basis pursuant to Rule 415; provided, however, that if at any time and notwithstanding the best efforts of the Company, the SEC takes the position that the offering of some or all of the Registrable Securities in a Registration Statement is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 as a result of a characterization by the SEC of the transaction described by the Registration Statement as a primary offering by the Company, the Company shall use its best efforts to persuade the SEC that the offering contemplated by the Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415. In the event that, despite the Company’s best efforts and compliance with the terms of this Section I.1 the SEC refuses to alter its position, the Company shall, (i) remove from the Registration Statement such portion of the Registrable Securities (the “Cut Back Shares”) and/or (ii) agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the SEC may require to assure the Company’s compliance with the requirements of Rule 415 and the Company shall have no liability to the Seller as a result of the Registration Statement covering less than all of the Registrable Securities under the circumstances described in this proviso. The Company represents and warrants to the Seller that there are no circumstances of which it is currently aware that might cause the SEC to conclude that some or all of the Registrable Securities are not eligible to be made on a delayed or continuous basis under the provisions of Rule 415. Within nine (9) months, or such earlier time as permitted by the SEC, of the initial registration filed hereunder being declared effective, the Company shall file an additional registration statement containing the Cut Back Shares. With regard to the new Registration Statement, all of the provisions of this Section I.1 shall again be applicable to the Cut Back Shares. The Registration Statement shall be on Form S-1, Form S-3 or on such other appropriate form, in accordance with the Securities Act and the Exchange Act.

(b)           The Company shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as promptly as possible after the filing thereof, but in any event prior to the date that is ninety (90) days from the Stock Consideration Issuance Date (the “Required Effectiveness Date”), and shall use its commercially reasonable efforts to keep the Registration Statement continuously effective under the Securities Act until the earlier of the date that all shares of Common Stock covered by such Registration Statement have been sold or can be sold publicly under Rule 144 (the “Effectiveness Period”); provided that, upon notification by the SEC that a Registration Statement will not be reviewed or is no longer subject to further review and comments, the Company shall request acceleration of such Registration Statement within three (3) Trading Days after receipt of such notice and request that it become effective on 4:00 p.m. New York City time on the Registration Statement Effective Date and promptly file a prospectus supplement for any Registration Statement, whether or not required under Rule 424 (or otherwise).

(c)           The Company shall notify the Seller in writing promptly after receiving notification from the SEC that the Registration Statement has been declared effective.

(d)           Notwithstanding anything in the Agreement or this Rider to the contrary, after 90 consecutive Trading Days of continuous effectiveness of the initial Registration Statement filed and declared effective pursuant to this Agreement, the Company may, by written notice to the Seller, suspend sales under a Registration Statement after the Registration Statement Effective Date thereof and/or require that the Seller immediately cease the sale of shares of Common Stock pursuant thereto and/or defer the filing of any subsequent Registration Statement if the Company is engaged in a material merger, acquisition or sale and the Board of Directors determines in good faith, by appropriate resolutions, that, as a result of such activity, (A) it would be materially detrimental to the Company (other than as relating solely to the price of the Common Stock) to maintain a Registration Statement at such time or (B) it is in the best interests of the Company to suspend sales under such registration at such time. Upon receipt of such notice, the Seller shall immediately discontinue any sales of Registrable Securities pursuant to such registration until the Seller is advised in writing by the Company that the current Prospectus or amended Prospectus, as applicable, may be used. In no event, however, shall this right be exercised to suspend sales beyond the period during which (in the good faith determination of the Company’s Board of Directors) the failure to require such suspension would be materially detrimental to the Company. The Company shall take all necessary actions (including filing any required supplemental prospectus) to restore the effectiveness of the applicable Registration Statement and the ability of the Seller to publicly resell their Registrable Securities pursuant to such effective Registration Statement.

(e)           Piggyback Registration. If the Company at any time proposes to register any of its securities under a Registration Statement (except with respect to Registration Statements on Forms S-4, S-8 or another form not available for registering the Registrable Securities for sale to the public), for sale to the public, each such time it will give written notice at the applicable address of record to the Seller of its intention to do so. Upon the written request of any of the Seller, given within 30 days after delivery to the Seller of such notice, the Company will, subject to the limits contained herein, use its best efforts to cause such Registrable Securities to be included in any such Registration Statement to be filed by the Company, all to the extent required to permit the sale or other disposition of said Registrable Securities; provided, however, that if the Company is advised in writing in good faith by any managing underwriter of the securities of the Company being offered in a public offering pursuant to such Registration Statement that the amount to be sold by the Seller is greater than the amount which can be offered without adversely affecting the offering, the Company may reduce the amount offered for the accounts of the Seller to a number deemed satisfactory by such managing underwriter.

I.2           Registration Procedures. In connection with the Company’s registration obligations hereunder, the Company shall:

(a)           Not less than two (2) Trading Days prior to the filing of a Registration Statement or any related Prospectus or any amendment or supplement thereto, furnish via email to Seller copies of all such documents proposed to be filed, which documents (other than any document that is incorporated or deemed to be incorporated by reference therein) will be subject to the review of the Seller. The Company shall reflect in each such document when so filed with the SEC such comments regarding the Seller and the plan of distribution as the Seller may reasonably and promptly propose no later than one (1) Trading Day after the Seller has been so furnished with copies of such documents as aforesaid.

(b)           Prepare and file with the SEC such amendments, including post-effective amendments, to each Registration Statement and the Prospectus used in connection therewith as may be necessary to keep the Registration Statement continuously effective, as to the applicable Registrable Securities for the Effectiveness Period and prepare and file with the SEC such additional Registration Statements in order to register for resale under the Securities Act all of the Registrable Securities; (ii) cause the related Prospectus to be amended or supplemented by any required Prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424; (iii) respond as promptly as reasonably possible to any comments received from the SEC with respect to the Registration Statement or any amendment thereto; and (iv) comply in all material respects with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all Registrable Securities covered by the Registration Statement during the applicable period in accordance with the intended methods of disposition by the Seller thereof set forth in the Registration Statement as so amended or in such Prospectus as so supplemented.

(c)           Notify the Seller as promptly as reasonably possible, and (if requested by the Seller confirm such notice in writing no later than two Trading Days thereafter, of any of the following events: (i) the SEC notifies the Company whether there will be a “review” of any Registration Statement; (ii) the SEC comments in writing on any Registration Statement; (iii) any Registration Statement or any post-effective amendment is declared effective; (iv) the SEC or any other Federal or state governmental authority requests any amendment or supplement to any Registration Statement or Prospectus or requests additional information related thereto; (v) the SEC issues any stop order suspending the effectiveness of any Registration Statement or initiates any Proceedings for that purpose; (vi) the Company receives notice of any suspension of the qualification or exemption from qualification of any Registrable Securities for sale in any jurisdiction, or the initiation or threat of any Proceeding for such purpose; or (vii) the financial statements included in any Registration Statement become ineligible for inclusion therein or any Registration Statement or Prospectus or other document contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d)           Use its commercially reasonable efforts to avoid the issuance of or, if issued, obtain the withdrawal of (i) any order suspending the effectiveness of any Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, as soon as possible.

(e)           If requested by the Seller, provide the Seller without charge, at least one conformed copy of each Registration Statement and each amendment thereto, including financial statements and schedules, and all exhibits to the extent requested by such Person (including those previously furnished or incorporated by reference) promptly after the filing of such documents with the SEC.

(f)           Promptly deliver to the Seller, without charge, as many copies of the Prospectus or Prospectuses (including each form of prospectus) and each amendment or supplement thereto as such Persons may reasonably request. The Company hereby consents to the use of such Prospectus and each amendment or supplement thereto by the Seller in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any amendment or supplement thereto to the extent permitted by federal and state securities laws and regulations.

(g)           Prior to any public offering of Registrable Securities, use its best efforts to register or qualify or cooperate with the selling Seller in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions within the United States as the Seller requests in writing, to keep each such registration or qualification (or exemption therefrom) effective for so long as required, but not to exceed the duration of the Effectiveness Period, and to do any and all other acts or things reasonably necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities covered by a Registration Statement; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

(h)           Cooperate with the Seller to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be delivered to a transferee pursuant to a Registration Statement, which certificates shall be free, to the extent permitted by the Agreement or this Rider and under law, of all restrictive legends, and to enable such certificates to be in such denominations and registered in such names as any such Seller may reasonably request.

(i)           Cooperate with any reasonable due diligence investigation undertaken by the Seller in connection with the sale of Registrable Securities, including, without limitation, by making available documents and information; provided that the Company will not deliver or make available to the Seller material, nonpublic information unless the Seller requests in advance in writing to receive material, nonpublic information and agrees to keep such information confidential.

(j)           Comply with all rules and regulations of the SEC applicable to the registration of the Registrable Securities.

(k)           It shall be a condition precedent to the obligations of the Company to complete the registration pursuant to this Rider to the Agreement with respect to the Registrable Securities of the Seller that the Seller furnish to the Company such information regarding itself, the Registrable Securities and other shares of Common Stock held by it and the intended method of disposition of the Registrable Securities held by it as shall be reasonably required to effect the registration of such Registrable Securities and shall complete and execute such documents in connection with such registration as the Company may reasonably request.

(l)           The Company shall comply with all applicable rules and regulations of the SEC under the Securities Act and the Exchange Act, including, without limitation, Rule 172 under the Securities Act, file any final Prospectus, including any supplement or amendment thereof, with the SEC pursuant to Rule 424 under the Securities Act, promptly inform the Seller in writing if, at any time during the Effectiveness Period, the Company does not satisfy the conditions specified in Rule 172 and, as a result thereof, the Seller are required to make available a Prospectus in connection with any disposition of Registrable Securities and take such other actions as may be reasonably necessary to facilitate the registration of the Registrable Securities hereunder.

I.3           Registration Expenses. The Company shall pay all fees and expenses incident to the performance of or compliance with (a) all registration and filing fees and expenses, including without limitation those related to filings with the SEC, any Trading Market and in connection with applicable state securities or Blue Sky laws, (b) printing expenses (including without limitation expenses of printing certificates for Registrable Securities), (c) messenger, telephone and delivery expenses, (d) fees and disbursements of counsel for the Company, (e) fees and expenses of all other Persons retained by the Company in connection with the consummation of the transactions contemplated by this Agreement, and (f) all listing fees to be paid by the Company to the Trading Market

I.4           Indemnification

(a)           Indemnification by the Company. The Company shall, notwithstanding any termination of this Agreement, indemnify and hold harmless the Seller, the officers, directors, partners, members, agents and employees of the Seller, each Person who controls any the Seller (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, partners, members, agents and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all Losses, as incurred, arising out of or relating to (i) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (ii) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (iii) any cause of action, suit or claim brought or made against such Indemnified Party (as defined in Section I.4 (c) below) by a third party (including for these purposes a derivative action brought on behalf of the Company), arising out of or resulting from (x) the execution, delivery, performance or enforcement of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (y) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Stock Consideration, or (z) the status of Indemnified Party as holder of the Stock Consideration (unless, and only to the extent that, such action, suit or claim is based, including in part, upon a breach of the Seller’s representations, warranties or covenants under the Transaction Documents or any conduct by the Seller that constitutes fraud, gross negligence or willful misconduct) or (iv) any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any Prospectus or any form of Company prospectus or in any amendment or supplement thereto or in any Company preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading, except to the extent, but only to the extent, that (A) such untrue statements, alleged untrue statements, omissions or alleged omissions are based solely upon information regarding the Seller furnished in writing to the Company by the Seller for use therein, or to the extent that such information relates to the Seller or the Seller's proposed method of distribution of Registrable Securities and was reviewed and expressly approved by the Seller in writing expressly for use in the Registration Statement, or (B) with respect to any prospectus, if the untrue statement or omission of material fact contained in such prospectus was corrected on a timely basis in the prospectus, as then amended or supplemented, if such corrected prospectus was timely made available by the Company to the Seller and the Seller seeking indemnity hereunder was advised in writing not to use the incorrect prospectus prior to the use giving rise to Losses.

(b)           Indemnification by Seller. The Seller shall, severally and not jointly, indemnify and hold harmless the Company and its directors, officers, agents and employees to the fullest extent permitted by applicable law, from and against all Losses (as determined by a court of competent jurisdiction in a final judgment not subject to appeal or review) arising solely out of any untrue statement of a material fact contained in the Registration Statement, any Prospectus, or any form of prospectus, or in any amendment or supplement thereto, or arising out of or relating to any omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading, but only to the extent that (i) such untrue statements or omissions are based solely upon information regarding the Seller furnished to the Company by the Seller in writing expressly for use therein, or to the extent that such information relates to the Seller or the Seller’s proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by the Seller expressly for use in the Registration Statement, such Prospectus or such form of prospectus or in any amendment or supplement thereto. In no event shall the liability of the Seller hereunder be greater in amount than the dollar amount of the net proceeds received by the Seller upon the sale of the Registrable Securities giving rise to such indemnification obligation.

(c)           Conduct of Indemnification Proceedings. If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have proximately and materially adversely prejudiced the Indemnifying Party.

(d)           An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (i) the Indemnifying Party has agreed in writing to pay such fees and expenses; or (ii) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (iii) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and the reasonable fees and expenses of separate counsel shall be at the expense of the Indemnifying Party). It shall be understood, however, that the Indemnifying Party shall not, in connection with any one such Proceeding (including separate Proceedings that have been or will be consolidated before a single judge) be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties, which firm shall be appointed by a majority of the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

All reasonable fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section) shall be paid to the Indemnified Party, as incurred, within 20 Trading Days of written notice thereof to the Indemnifying Party (regardless of whether it is ultimately determined that an Indemnified Party is not entitled to indemnification hereunder; provided, that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification hereunder).

(e)           Contribution. If a claim for indemnification under Section I.4 (a) or (b) is unavailable to an Indemnified Party (by reason of public policy or otherwise), then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in Section I.4(c), any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any Proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section was available to such party in accordance with its terms.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section I.4 (e), the Seller will not be required to contribute, in the aggregate, any amount in excess of the amount by which the net proceeds actually received by the Seller from the sale of the Registrable Securities subject to the Proceeding exceed the amount of any damages that the Seller has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

The indemnity and contribution agreements contained in this Section are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties.

I.5           Dispositions. The Seller agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it in connection with sales of Registrable Securities pursuant to the Registration Statement and shall sell its Registrable Securities in accordance with the Prospectus. The Seller further agrees that, upon receipt of a notice from the Company of the occurrence of any event of the kind described in Sections I.2(c)(v), (vi) or (vii), the Seller will discontinue disposition of such Registrable Securities under the Registration Statement until the Seller is advised in writing by the Company that the use of the Prospectus, or amended Prospectus, as applicable, may be resumed. The Company may provide appropriate stop orders to enforce the provisions of this paragraph

Capitalized Terms not otherwise defined in the Agreement or this Rider shall have the following definitions:

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Losses” means any and all losses, claims, damages, liabilities, settlement costs and expenses, including, without limitation, reasonable attorneys’ fees.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, a government or any department or agency thereof and any other legal entity.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, a partial proceeding, such as a deposition), whether commenced or threatened in writing

“Prospectus” means the prospectus included in the Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement, and all other amendments and supplements to the Prospectus including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Registrable Securities” means the Stock Consideration, together with any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing.

“Registration Statement” means each registration statement required to be filed under hereunder, including (in each case) the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre-and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Registration Statement Effective Date” means the date that the Registration Statement is first declared effective by the SEC.

“Securities Act” means the Securities Act of 1933, as amended.

“Stock Consideration” means the common shares of Company Stock issued to the Seller pursuant to the Confidential Patent Purchase Agreement, as amended.

“Stock Consideration Issuance Date” means the date the Stock Consideration is issued to the Seller by the Company.

“Transaction Documents” means the Agreement and all schedules and exhibits thereto and this Rider.